HARLEY-DAVIDSON SETS RECORDS FOR QUARTERLY REVENUE AND EARNINGS

U.S. Retail Sales of Harley-Davidson Motorcycles Climb 12.1% during the Quarter

Milwaukee, Wis., October 12, 2005 — Harley-Davidson, Inc. (NYSE: HDI) today announced record earnings for its third quarter ended September 25, 2005. Third quarter diluted earnings per share (EPS) were 96 cents, a 24.7 percent increase compared with 77 cents last year. Net income for the quarter was $265.0 million, up $36.0 million or 15.7 percent. Revenue for the quarter was $1.43 billion compared to $1.30 billion in the year-ago quarter.

“Harley-Davidson had a great third quarter,” said Jim Ziemer, Chief Executive Officer of Harley-Davidson, Inc. “Our motorcycles sold at a brisk pace in all of our worldwide markets. In the U.S., retail sales of Harley-Davidson(R) motorcycles rose 12 percent during the quarter, and in Europe and Japan, retail sales were up 11.5 percent and 13 percent, respectively. Year-to-date, Harley-Davidson worldwide retail sales were up approximately 7 percent.”

“We are pleased with these third quarter retail sales results and the positive response to our exciting line of 2006 motorcycles,” said Ziemer. “We introduced six brand new models and made significant enhancements to each of our motorcycle families this year, and the changes have been very well received by our dealers, the motorcycle press and our retail customers. Our third quarter results keep us on track with our previously disclosed guidance for 2005 and move us closer to achieving the Company’s 20th consecutive year of record revenue and earnings,” said Ziemer.

“Harley-Davidson’s current performance is outstanding and we have great new products and customer experiences planned for next year. However, as we look ahead we are watching the economy carefully. Given the uncertainty related to consumer confidence, increasing fuel prices and rising interest rates, we are setting a shipment target range of 348,000 to 352,000 Harley-Davidson motorcycles for 2006. Consistent with this more conservative outlook, we are also broadening our long-term guidance on wholesale unit growth to 5 to 9 percent annually. This will support an annual earnings per share growth target in the range of 11 to 17 percent,” said Ziemer.

Motorcycles and Related Products Segment — Third Quarter Results

Third quarter revenue from Harley-Davidson motorcycles was $1.11 billion, an increase of $113.6 million or 11.4 percent over last year. Worldwide wholesale shipments of Harley-Davidson motorcycles in the third quarter totaled 87,585 units, up 8.7 percent from the year-ago period. The Company’s 2005 shipment target for Harley-Davidson motorcycles remains at 329,000 units.

Third quarter revenue from Parts & Accessories (P&A), which consists of Genuine Motor Parts and Genuine Motor Accessories, totaled $231.2 million. This is a 3.0 percent increase, or $6.8 million more than the same quarter a year-ago.

Third quarter revenue from General Merchandise, which consists of MotorClothes® apparel and collectibles, totaled $64.5 million, up 5.1 percent or $3.2 million over the same period last year.

Growth rates for P&A and General Merchandise fluctuate from quarter to quarter. However, for the long term the Company expects the growth rate for P&A revenue to be slightly higher than Harley-Davidson’s motorcycle unit growth rate, and the General Merchandise revenue growth rate is expected to be lower than the motorcycle unit growth rate.

Third quarter gross margin improved to 39.2 percent of revenue in 2005 compared to 38.0 percent of revenue in 2004. The increase in margin was primarily driven by a favorable motorcycle product mix. Consistent with the higher gross margin, operating margin increased to 25.6 percent in 2005 from 23.6 percent in 2004.

Motorcycle Retail Data

During the third quarter, worldwide retail sales of Harley-Davidson motorcycles grew 12.1 percent. Sales of Harley-Davidson motorcycles outpaced the total industry in each of the Company’s major markets. Data are listed in the accompanying tables.

On a year-to-date basis, Harley-Davidson motorcycle sales were up 5.0 percent in the U.S., 19.3 percent in Europe, and 11.4 percent in Japan.

Industry-wide sales in the 651+cc segment in the U.S. were up 4.3 percent year to date. Through August, retail sales in Europe were down 1.4 percent and in Japan, they were down 1.5 percent.

Financial Services Segment

Harley-Davidson Financial Services (HDFS) reported third quarter operating income of $47.6 million, down 5.0 percent from $50.1 million in the year-ago quarter. This decrease was primarily driven by a lower securitization gain versus the third quarter of 2004.

The third quarter securitization of $650 million in motorcycle retail loans resulted in a gain of $9.2 million, which is $4.6 million less than the gain in the third quarter of 2004. The 1.4 percent gain on the securitization as a percentage of loans securitized is consistent with management’s prior guidance. In the current competitive market and interest rate environment, HDFS expects fourth quarter securitization gains in the range of 1.0 to 1.4 percent.

Annualized credit losses on a managed portfolio basis increased during the first nine months of 2005 to 0.97 percent from 0.69 percent in 2004. The increase is due to lower recovery rates and a higher incidence of loss.

For the full year 2005, HDFS expects operating income to be approximately equal to that achieved in 2004. Over the long term, the Company expects the HDFS growth rate in operating income to be slightly higher than the Company’s motorcycle unit growth rate.

Harley-Davidson, Inc. — Nine Month Results

For the first nine months of 2005, revenue totaled $4.00 billion, a 5.4 percent increase over the year-ago period. Diluted earnings per share were $2.57, an increase of 12.2 percent compared to the same period last year. Net income for the nine months was $729.6 million, up $48.8 million or 7.2 percent.

Through the first nine months of this year, shipments of Harley-Davidson motorcycles were 241,429 units, a 2.0 percent increase over last year’s 236,702 units. Harley-Davidson motorcycle revenue was $3.10 billion, a 5.4 percent increase over $2.94 billion in revenue in 2004. P&A revenue totaled $645.8 million, a 3.5 percent increase over last year’s $623.7 million. General Merchandise revenue totaled $187.4 million, an 11.0 percent increase compared with $168.8 million during the same period in 2004.

HDFS operating income was $152.2 million, a 1.8 percent increase compared with $149.4 million during the first nine months of 2004.

Cash Flow — Nine Month Results

Operations generated almost $1 billion of cash during the first nine months of 2005. This cash flow along with prior cash reserves enabled the Company to make a $102 million contribution to the post-retirement health care trusts, invest $122 million in capital expenditures, pay $124 million in dividends and repurchase $1 billion of common stock. The Company repurchased 20.6 million shares of its common stock at an average cost of $49 per share during the first and second quarters of 2005.

Company Background

Harley-Davidson, Inc. is the parent company for the group of companies doing business as Harley-Davidson Motor Company, Buell Motorcycle Company and Harley-Davidson Financial Services. Harley-Davidson Motor Company, the only major U.S.-based motorcycle manufacturer, produces heavyweight motorcycles and offers a complete line of motorcycle parts, accessories, apparel, and general merchandise. Buell Motorcycle Company produces sport motorcycles. Harley-Davidson Financial Services provides wholesale and retail financing and insurance programs to Harley-Davidson dealers and customers.

Forward-Looking Statements

The Company intends that certain matters discussed in this release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the Company “believes,” “anticipates,” “expects,” “plans,” or “estimates” or words of similar meaning. Similarly, statements that describe future plans, objectives, outlooks, targets, guidance or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Certain of such risks and uncertainties are described below. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this release are only made as of the date of this release, and the Company disclaims any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

The Company’s ability to meet the targets and expectations noted depends upon, among other factors, the Company’s ability to (i) continue to realize production efficiencies at its production facilities and effectively manage operating costs including materials, labor and overhead, (ii) successfully manage production capacity and production changes, (iii) avoid unexpected supply chain issues, (iv) provide products, services and experiences that are successful in the marketplace, ( v) develop and implement sales and marketing plans that retain existing customers and attract new customers in an increasingly competitive marketplace, (vi) sell all of its motorcycles and related products and services to its independent dealers and distributors , (vii) continue to develop the capacity of its distributor and dealer network, (viii) avoid unexpected changes and prepare for known requirements in the regulatory environment for its products, (ix) successfully adjust to fluctuations in foreign currency exchange rates, interest rates and commodity prices, (x) adjust to worldwide economic and political conditions, including changes in fuel prices and interest rates, (xi) successfully manage the credit quality and recovery rates of HDFS’s loan portfolio, (xii) retain and attract talented employees and (xiii) detect any defects in our motorcycles to minimize delays in new model launches, recall campaigns, increased warranty costs or litigation. In addition, the Company could experience delays in the operation of manufacturing facilities as a result of work stoppages, natural causes, terrorism or other factors.

The Company’s ability to sell all of its motorcycles and related products and services also depends on the ability of the Company’s independent dealer network to sell them to retail customers. The Company depends on the capability of its independent dealers and distributors to develop and implement effective retail sales plans to create demand for the motorcycles and related products and services they purchase from the Company.

In addition, the Company’s independent dealers and distributors may experience difficulties in selling Harley-Davidson motorcycles and related products and services as a result of weather, economic conditions or other factors.

Risk factors are also disclosed in documents previously filed by the Company with the Securities and Exchange Commission.

Financial Contact: Mark Van Genderen (414) 343-8002

Media Contact: Susan Walton (414) 343-7565

TABLES FOLLOW

Harley-Davidson, Inc.
Condensed Consolidated Statements of Income
(In thousands, except per share amounts)

	(Unaudited) Three Months Ended		(Unaudited) Nine Months Ended
	Sep 25, 2005	Sep 26, 2004	Sep 25, 2005	Sep 26, 2004
Net revenue	$1,431,151	$1,300,684	$3,999,879	$3,794,193
Gross profit	561,272	494,568	1,525,989	1,438,113
Operating expenses	194,270	187,980	540,780	529,344

Operating income from
motorcycles & related products	367,002	306,588	985,209	908,769
Financial services income	81,444	77,484	255,558	239,038
Financial services expense	33,869	27,410	103,403	89,644

Operating income from financial services	47,575	50,074	152,155	149,394
Corporate expenses	3,715	3,348	18,001	12,871

Total operating income	410,862	353,314	1,119,363	1,045,292
Investment income and other, net	(79)	1,699	11,739	10,220

Income before provision for taxes	410,783	355,013	1,131,102	1,055,512
Provision for income taxes	145,829	126,030	401,542	374,708

Net income	$264,954	$228,983	$729,560	$680,804

Earnings per common share:
Basic	$0.97	$0.78	$2.58	$2.30
Diluted	$0.96	$0.77	$2.57	$2.29
Weighted-average common shares:
Basic	274,415	294,031	282,519	295,362
Diluted	275,460	295,824	283,406	297,357

Harley-Davidson, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited) Sep 25, 2005	Dec. 31, 2004	(Unaudited) Sep 26, 2004
ASSETS
Current assets:
Cash and cash equivalents	$437,007	$275,159	$484,578
Marketable securities	580,826	1,336,909	1,043,758
Accounts receivable, net	139,759	121,333	139,022
Finance receivables, net	1,161,289	1,207,124	998,114
Inventories	232,240	226,893	234,728
Other current assets	114,568	98,854	84,155

Total current assets	2,665,689	3,266,272	2,984,355
Finance receivables, net	784,785	905,176	581,296
Other long-term assets	1,243,994	1,311,845	1,364,723

Total assets	$4,694,468	$5,483,293	$4,930,374

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable & accrued expenses	$863,210	$677,255	$693,073
Current portion of finance debt	--	495,441	109,179

Total current liabilities	863,210	1,172,696	802,252
Finance debt	776,626	800,000	670,000
Other long-term liabilities	134,786	142,278	220,461
Postretirement healthcare benefits	57,732	149,848	144,917
Shareholders' equity	2,862,114	3,218,471	3,092,744

Total liabilities and shareholders' equity	$4,694,468	$5,483,293	$4,930,374

Harley-Davidson, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)

	(Unaudited) Nine months ended
	Sep 25, 2005	Sep 26, 2004
Cash flows from operating activities:
Net income	$729,560	$680,804
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	159,773	160,765
Provision for long-term employee benefits	62,224	47,143
Gain on current year securitizations	(42,355)	(58,302)
Net change in wholesale finance receivables	17,529	23,811
Contributions to pension & postretirement plans	(109,000)	--
Tax benefit from the exercise of stock options	--	42,919
Other	18,438	25,788
Net changes in current assets and current liabilities	144,369	20,055

Total adjustments	250,978	262,179

Net cash provided by operating activities	980,538	942,983
Cash flows from investing activities:
Capital expenditures	(122,128)	(109,874)
Finance receivables, net	93,967	99,344
Collection of retained securitization interests	84,766	97,494
Net change in marketable securities	755,268	(53,594)
Other, net	(10,586)	(8,868)

Net cash provided by investing activities	801,287	24,502
Cash flows from financing activities:
Net decrease in finance debt	(510,720)	(214,290)
Dividends	(124,330)	(82,411)
Purchase of common stock for treasury	(1,014,645)	(564,132)
Excess tax benefits from share based payments	5,319	--
Issuance of common stock under employee stock plans	24,399	48,597

Net cash used in financing activities	(1,619,977)	(812,236)
Net increase in cash and cash equivalents	161,848	155,249
Cash and cash equivalents:
At beginning of period	275,159	329,329

At end of period	$437,007	$484,578

Note: Certain prior year amounts have been reclassified to conform to the current year presentation.

Harley-Davidson, Inc.
Net Revenue and Motorcycle Shipment Data

	Three Months Ended		Nine Months Ended
	Sep 25, 2005	Sep 26, 2004	Sep 25, 2005	Sep 26, 2004
NET REVENUE (in thousands)
Harley-Davidson® motorcycles	$1,110,173	$996,552	$3,095,229	$2,935,621
Buell® motorcycles	25,267	18,318	71,241	63,510
Parts & Accessories	231,161	224,381	645,819	623,715
General Merchandise	64,506	61,352	187,375	168,828
Other	44	81	215	2,519

	$1,431,151	$1,300,684	$3,999,879	$3,794,193

HARLEY-DAVIDSON UNITS
Motorcycle shipments:
United States	72,249	66,859	192,124	191,705
Export	15,336	13,719	49,305	44,997

Total	87,585	80,578	241,429	236,702

Motorcycle product mix:
Touring	29,492	21,818	81,103	68,253
Custom	40,730	39,857	110,376	116,128
Sportster®	17,363	18,903	49,950	52,321

Total	87,585	80,578	241,429	236,702

BUELL UNITS
Motorcycle shipments:
Buell	2,914	2,472	8,450	7,793

Retail Sales of Harley-Davidson Motorcycles

	Three Months ended 9/30		Nine Months ended 9/30
	2005	2004	2005	2004
United States	67,107	59,888	210,790	200,826
Europe*	6,819	6,118	25,172	21,096
Japan	3,070	2,714	8,428	7,563
Canada	2,725	2,689	10,700	9,978
All other markets	2,647	2,089	8,177	6,829
Total	82,368	73,498	263,267	246,292

Data Source (subject to update)

Data source for all 2005 retail sales figures shown above is sales warranty and registration information provided by Harley-Davidson dealers and compiled by the Company. The Company must rely on information that its dealers supply concerning retail sales and this information is subject to revision. 2004 retail sales figures shown above conform to sales warranty and registration information as of September 30, 2004 and vary from previously published Motorcycle Industry Council data.

*Data for Europe include Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Netherlands, Norway, Portugal Spain, Sweden, Switzerland, and the United Kingdom

Only Harley-Davidson® motorcycles are included in the Harley-Davidson Motorcycle Sales data.

Heavyweight (651+ cc) Market Industry Data
Data Through Month Indicated

	2005	2004

United States (September)	437,102	419,267
Europe* (August)	281,978	285,821
Japan (August)	30,704	31,175

Data Source (subject to update)

United States: Motorcycle Industry Council
Europe: Giral S.A.
Japan: JAIA

*Data for Europe include Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Netherlands, Norway, Portugal Spain, Sweden, Switzerland, and the United Kingdom